UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 7, 2012

Avanir Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15803	33-0314804
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 Enterprise, Suite 200, Aliso Viejo, California		92656
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 389-6700

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 7, 2012, Avanir Pharmaceuticals, Inc. (the “Company”) entered into a loan and security agreement (the “Loan Agreement”) with Silicon Valley Bank, as a lender and Oxford Finance LLC, as a lender and as collateral agent (together, the “Lenders”), under which the Company may borrow up to $30.0 million of term loans on or after June 1, 2012, subject to certain conditions.

The interest rate for borrowings under the Loan Agreement will be fixed upon drawdown at a rate per annum equal to the greater of (i) 8.95% and (ii) the sum of (a) 8.38% and (b) the three-month LIBOR rate. In addition, the Company must, upon payment at maturity or any prepayment, pay a final payment equal to 7.0% of the principal amount being paid or prepaid. The Company has paid the Lenders a facility fee of $150,000. The Company is required to make monthly payments of interest only until July 1, 2013, or, upon meeting certain conditions, January 1, 2014, at which time the Company is required to begin making equal payments of principal and interest, calculated based on a thirty-month amortization schedule.

The Company’s obligations under the Loan Agreement are secured by a first priority security interest in substantially all of its assets, other than its intellectual property rights and assets.

The Company may voluntarily prepay outstanding loans under the Loan Agreement at any time.

The Loan Agreement requires the Company to achieve a minimum sales threshold relative to its projected NUEDEXTA revenues, on a trailing three month basis, or maintain cash and cash equivalents in accounts subject to control agreements in favor of the collateral agent equal to at least 1.5 times the outstanding amount of obligations under the Loan Agreement. The Loan Agreement also contains affirmative and negative covenants that, among other things restrict the ability of the Company and its subsidiaries to:

•	incur additional indebtedness or guarantees;

•	incur liens;

•	make investments, loans and acquisitions;

•	consolidate or merge;

•	sell assets, including capital stock of subsidiaries;

•	alter the business of the Company;

•	engage in transactions with affiliates; and

•	enter into agreements limiting dividends and distributions of certain subsidiaries.

The Loan Agreement also includes events of default, including, among other things, payment defaults, breaches of representations, warranties or covenants, certain bankruptcy events, certain material adverse changes, and a commercial, generic version of NUEDEXTA (for the treatment of pseudobulbar affect) becoming available. Upon the occurrence of an event of default and following any applicable cure periods, a default interest rate of an additional 5.0% per annum may be applied to the outstanding loan balances, and the Lenders may declare all outstanding obligations immediately due and payable and take such other actions as set forth in the Loan Agreement.

Concurrent with signing the Loan Agreement, the company issued warrants to each of the Lenders (the “Warrants”). The warrants issued to the Lenders are exercisable for 491,077 shares of our common stock, which is equal to 4.55% of the amount of the term loan, divided by the exercise price of $2.78 per share. The warrants are exercisable immediately and have a ten year term. The warrants have a cashless exercise feature. The Warrants were issued in a private placement transaction that was exempt from registration under Section 4(2) of the Securities Act of 1933.

The descriptions of the Loan Agreement and Warrants contained herein do not purport to be complete and are qualified in their entirety by reference to the Loan Agreement and Warrants, copies of which will be filed with the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2012. Portions of the Loan Agreement will be subject to a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted material will be included in the request for confidential treatment.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2012	Avanir Pharmaceuticals, Inc.

	By:	/s/ Christine G. Ocampo
Christine G. Ocampo
Vice President, Finance